Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117136, 333-69531, 333-129098 and 333-129099 on Form S-3 and Registration Statement Nos. 333-54878, 333-88804, 333-62271, 333-61197, 333-39353 and 333-33353 on Form S-8 of our report on the financial statements and financial statement schedule dated June 13, 2005 (March 2, 2006 as to Note 26 and the effects of the restatement discussed in Note 25 to the consolidated financial statements), which report expresses an unqualified opinion and includes explanatory paragraphs relating to uncertainties which raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 26 and the restatement discussed in Note 25, and of our report on internal control over financial reporting dated June 13, 2005 (March 2, 2006 as to the effects of the material weakness described in Management’s Annual Report on Internal Control Over Financial Reporting (as revised)), which report expresses an adverse opinion on the effectiveness of the Company’ Internal Control Over Financial Reporting because of a material weakness, appearing in this Amendment No. 3 to Annual Report on Form 10-K/A of Atari, Inc. for the year ended March 31, 2005.

DELOITTE & TOUCHE LLP

New York, New York
March 2, 2006